Exhibit 7.5

May 11, 2009

Wachovia Capital Markets, LLC

As Representatives of the Several Purchasers named in

Schedule A to the Purchase Agreement (the “Representatives”)

c/o Wachovia Capital Markets, LLC

301 South College Street, 4th Floor

Charlotte, North Carolina 28288-0735

Dear Sirs and Mesdames:

The undersigned understands that you propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Inland Real Estate Corporation, a Maryland corporation (the “Company”) and such other underwriters identified therein (collectively, the “Purchasers”), providing for the offering (the “Offering”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”).

To induce the Purchasers to participate in the Offering and to continue their efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives, it will not, during the period commencing on the date hereof and ending 90 days after the date (the “Lock-Up Period”) of the final prospectus supplement relating to the Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the exercise for cash of any stock option, provided that all shares issued upon exercise are subject to this agreement, (b) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering, (c) a foreclosure by a bona fide lender upon shares which on the date of this agreement are pledged to secure a loan, provided that the undersigned used (and the undersigned hereby agrees to use) reasonable efforts to prevent such foreclosure, (d) a pledge (including the use of shares as security in a margin account) of shares that on the date of this agreement are pledged to secure an existing loan as security for any extension or amendment of the existing loan, or as security for a new loan (including a margin loan), provided that the undersigned shall use reasonable efforts to prevent a foreclosure and upon a margin call the undersigned shall prevent a sale of the shares by depositing additional money so that the margin account is brought up to at least the minimum maintenance margin or (e) the transfer of shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock to members of the undersigned’s immediate family or to trusts the beneficiaries of which are exclusively the undersigned and members of the undersigned’s immediate family, so long as the transferee agrees to be bound by the provisions hereof. The shares of Common Stock described in (a)-(d) are hereinafter referred to as the “Excluded Shares.” In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except the Excluded Shares or in compliance with the foregoing restrictions.

If (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the lock-up period, or (ii) prior to the expiration of the Lock-Up period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, unless the Representatives waive, in writing, such extension. The undersigned hereby acknowledges that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-Up Period pursuant to the previous paragraph to the undersigned and agrees that any such notice properly delivered will be deemed to have given to, and received by, the undersigned. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as such may have been extended pursuant to the previous paragraph) has expired.

The undersigned understands that the Company and the Purchasers are relying upon this Lock-up Agreement in proceeding toward consummation of the Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Purchasers. If the sale of the Shares to the Purchasers by the Company pursuant to the terms of a Purchase Agreement is not completed by June 30, 2009, this Agreement and the restrictions contained herein shall terminate.

[Signature Page Follows]

Very truly yours,

DANIEL L. GOODWIN

By:	/s/ Daniel L. Goodwin
Name:	Daniel L. Goodwin
Title:	Director
Date:	May 11, 2009